Exhibit No. EX-99(h)(1)(a)


         AMENDMENT TO FUND ADMINISTRATION AND TRANSFER AGENCY AGREEMENT

         THIS AMENDMENT TO FUND ADMINISTRATION AND TRANSFER AGENCY AGREEMENT ("Amendment") is entered into as of this 28th day of February, 2005 by and among Gartmore Mutual Funds, an Ohio business trust ("Gartmore Ohio"), Gartmore SA Capital Trust, a Delaware statutory business trust (the "Administrator") and Gartmore Investor Services, Inc., an Ohio corporation (the "Transfer Agent").

                                   BACKGROUND

         Gartmore Ohio, Administrator and Transfer Agent are parties to a certain Fund Administration and Transfer Agency Agreement (as amended and restated) dated as of January 1, 2005 (the "Fund Administration Agreement"). Pursuant to an agreement, Gartmore Ohio has agreed to sell, transfer and assign to Gartmore Mutual Funds, a Delaware statutory trust ("Gartmore Delaware") all or substantially all of Gartmore Ohio's assets, including, without limitation, the Fund Administration Agreement (the "Transaction"), which Transaction is expected to close on or about February 28, 2005. The parties desire to amend the Fund Administration Agreement as described below in connection with the Transaction.

         For good and valuable consideration, receipt of which is hereby acknowledged, intending to be legally bound, the parties agree as follows:

         1. This Amendment is effective upon the consummation of the Transaction.

         2. The first paragraph following the preamble on page 1 of the Fund Administration Agreement is amended by deleting the word "Ohio" and replacing it with the word "Delaware".

         3. Paragraph 14 of the Servicing Agreement is deleted in its entirety and replaced with the following: "14. Organization. The Trust is a statutory trust formed under the Delaware Statutory Trust Act under a Certificate of Trust filed with the Secretary of State of the State of Delaware on October 1, 2004."

         4. Administrator and Transfer Agent hereby consent to the assignment of the Fund Administration Agreement from Gartmore Ohio to Gartmore Delaware.

         5. Except as amended hereby, the Fund Administration Agreement remains in full force and effect and hereby is ratified and confirmed in all respects.

         6. This Amendment shall be governed by and construed to be in accordance with the substantive laws of the State of [Delaware], without reference to choice of law principles thereof.

         7. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

         Executed as of the day and year first written above by the undersigned parties.



GARTMORE MUTUAL FUNDS                          GARTMORE SA CAPITAL TRUST


By /s/ GERALD J. HOLLAND                       By /s/ GERALD J. HOLLAND
   ------------------------------                 -----------------------------
Name:  Gerald J. Holland                       Name:  Gerald J. Holland
Title:  Treasurer, CFO                         Title:  Treasure, CFO

GARTMORE INVESTOR SERVICES, INC.


By /s/ WILLIAM BALTRUS
  ------------------------------
Name:  William Baltrus
Title:  Vice President